Exhibit 99.1
Contact: John Baldiserra
BPC Financial Marketing
800-368-1217
or
Donald A. French
UQM Technologies, Inc.
303-278-2002

TWO MUTUAL FUNDS MANAGED BY AN INSTITUTIONAL INVESTOR

ACQUIRE 5.6 PERCENT STAKE IN UQM TECHNOLOGIES,INC.

FOR IMMEDIATE RELEASE: 06-06

FREDERICK, COLORADO, JUNE 30, 2005 ... UQM TECHNOLOGIES, INC. (AMEX:UQM), a developer of alternative energy technologies, announced today that two mutual funds managed by an institutional investor together have purchased 1,365,188 shares of the Company’s common stock in a private placement transaction. Net cash proceeds to the Company from the transaction were approximately $3,900,000.

The common stock offered by UQM Technologies, Inc. to the accredited investors in the private placement has been sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, ("Securities Act"). The common stock has not been registered under the Securities Act or any state securities laws, and the common stock may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction in which such offer or solicitation is prohibited. A registration statement will be filed with the Securities and Exchange Commission within 30 days for the resale of the common stock. Additional information on the transaction is available in our Report on Form 8-K filed today which is available through our website or at www.sec.gov.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, medical, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric and fuel cell electric vehicles, 42-volt under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company's headquarters, engineering and product development center, and motor manufacturing operation are located in Frederick, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things the development of markets for our products; the adequacy of our cash balances and liquidity to meet future operating needs, and our ability to issue equity or debt securities; and the effect of legal actions and claims that we are involved in. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K filed May 26, 2005 which is available through our website at www.uqm.com or at www.sec.gov.